EXHIBIT 99.1

ORSUS XELENT ANNOUNCES THIRD QUARTER RESULTS

Achieves Higher Than Planned Net Income On Lower Than Projected Record Revenues;

Revenue Growth Over Nine Months Was 27.25%;

Sees Strong Fourth Quarter But Revises Full Year Outlook

NEW YORK, NY—Nov. 15, 2007 -- Orsus Xelent Technologies, Inc. (AMEX:ORS), a designer and manufacturer of award-winning mobile phones for the Asian market, today reported net income for its third quarter ending September 30, 2007 of $2,570,000 or $0.09 per share, stemming from continuing sales of higher margin mobile phones and a focus on cost containment. The company also reported that the gain in pre-tax net income in the period was 26% reflecting the fact that in the third quarter last year the company was not required to pay income taxes.

For the first nine months of 2007, the company said net income grew 13.30% to $5,266,000, compared to $4,648,000 in the same period last year. On a pre-tax basis, the company reported growth in net income through the first nine months of 2007 of 31.61%.

Revenues in the third quarter reached a record $22,046,000, which was approximately 34% higher than the preceding second quarter of 2007. Through the first nine months of the year, the company reported a gain in revenues of 27.25%, which grew to $58,411,000 from $45,901,000 in the first nine months of 2006.

The company noted that a key factor underlying the continuing growth in sales and profits was the success of two key strategies implemented at the start of the year. First, was its decision to set up cooperative relationships with key suppliers and telecom operators. It also decided to shift from mass distribution of lower priced products to mid-level and high end products, with significantly higher margins, including the special application phones for which it has begun to develop sales this year. At the same time, the company has not neglected its traditional markets, as reflected in the 55% contribution to revenues from traditional headset products in the third quarter.

The company’s actual revenues in the third quarter were $2 million below the prior guidance for the period. With respect to the October 4, 2007 press release which contained the revenue projection for the 2007 third quarter, the Company explained that its intent in the release was to disclose an anticipated 20% increase in third quarter revenues compared with the second quarter of 2007, on which basis results in the third quarter actually have exceeded the projection. However, due to a miscommunication between the Company and its investor relations firm, the comparison made in the release was with the third quarter of 2006. Further, the company did not become cognizant of this discrepancy until the process for reporting actual nine month and third quarter results was underway.

Commenting on these results, Mr. Xavier Wang, president and CEO of ORSUS XELENT, stated, “We are pleased with seeing the continuing positive results of the implementation of our strategy shift this year, which led to net profits in the third quarter nearly equaling the combined results of the first two quarters of the year. We are addressing the error regarding the prior guidance with a tightening of our internal procedures, in particular, for developing and issuing projections, a process which I intend to personally supervise.”

Full Year Outlook

He added, “With this in mind, we have determined that it would be prudent for us to be as conservative as possible with respect to projecting results for the remainder of the year. Consequently, while we anticipate closing the year with a strong fourth quarter, marked by further contributions to sales and profits from our GSM, CDMA and specialized applications handsets, we are revising our full year guidance from estimated revenue growth of over 30%, to revenue growth in a range of 20% to 30% ahead of results in 2006.”

“Additionally”, Mr. Wang said, “with an eye toward further improving our profitability, we are moving toward shifting from OEM to independent production of our own-brand mobile phones, and by year end are intending to enter into an agreement regarding our previously announced planned acquisition of “Lemon Times” with consummation of the acquisition subject to our proper audit and due diligence of the target company.”

Other Key Events In The Quarter

•
In August, Orsus announced it signed a letter of intent to acquire for cash and stock a majority of a Hebei Province headset designer and manufacturer, the “Lemon Times,” with a 5,000 square meter electronics factory on 64,000 square meters of land. With two complete SMT product lines and four EOL product lines and ISO 9000 Quality Management System Certification, ORS believes the operation will allow it to achieve internal production capacity of more than one million self branded and OEM units annually. It expects to realize the full benefits and cost savings of this production in 2008 and to be in a much stronger position to successfully participate in China’s 3G market.

•
In September, Orsus said it expected to begin delivery of an initial order for 488 units of its Proxlink X180 specialized application law enforcement mobile terminals to Hebei-BAIC employees in two cities. This represented the initial implementation of the Letter of Intent signed earlier in the year with the SAIC Hebei Province. It is expected that over the next several months, more than 10,000 law enforcement officials will become users of this advanced product which utilizes the China Unicom CDMA 1X wireless data network.

About Orsus Xelent Technologies, Inc.

Incorporated in the State of Delaware and headquartered in Beijing, China, Orsus Xelent Technologies, Inc. is an emerging designer and manufacturer of award-winning mobile phones for the Asian market, primarily the People's Republic of China (PRC). The Company's business encompasses the design of mobile phones, related digital circuits, and software development, and it is a recognized pioneer in mobile phone integration technology. It introduced the region's first wristwatch-style cellular phone, and it continues to break new ground with state-of-the-art phones that include advanced features such as finger print recognition and touch-screen displays. Increasingly, the Company is focused on developing and marketing, under its Proxlink trademark, special application mobile phones for specialized users in a wide variety of professions in business and government. Since the Company's launch in 2004, it has established "Orsus" as a popular brand and achieved a significant share of the world's largest mobile phone market. It maintains more than 179 service call centers across the PRC, with additional offices in New York, Shanghai, Hong Kong, Shenzhen, and Tianjin. For more information, please visit the Company's web site: www.orsus-xelent.com.

Information Regarding Forward-Looking Statements

Except for historical information contained herein, the statements in this Press Release are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause our actual results in future periods to differ materially from forecasted results. These risks and uncertainties include, among other things, product demand, market competition, and risks inherent in our operations. These and other risks are described in our filings with the Securities and Exchange Commission.

-See Attached Tables-

Contact:

Orsus Xelent Technologies, Inc. Xavier Xin Wang President & CEO

PRC: Tel 010-85653777 Fax 010-85653666

US: Investors and Press Tel: 212 425 5700 Fax: 212 425 6951

Condensed Consolidated Statements of Operations (Unaudited)
For the three and nine months ended September 30, 2006 and 2007

	(Unaudited) Three months ended September 30,				(Unaudited) Nine months ended September 30,
	2007		2006		2007		2006
	US$000	$	US$000	$	US$000	$	US$000

Revenues	22,046		20,525		58,411		45,901

Cost of revenue	18,064		16,716		47,586		37,879

Gross income	3,982		3,809		10,825		8,022

Operating expenses:
Sales and marketing	142		140		389		926
General and administrative	262		1,194		2,250		1,883
Research and development	23		40		319		187
Depreciation	26		24		113		149
Allowance for obsolete inventories	108		-		700		-

Total operating expenses	561		1,398		3,771		3,145

Operating income	3,421		2,411		7,054		4,877

Finance costs	(443)		(41)		(747)		(70)
Other income	14		(4)		21		1

Income before income taxes	2,992		2,366		6,328		4,808

Income taxes	(422)		-		(1,062)		(160)

Net income	2,570		2,366		5,266		4,648

Other comprehensive income	-		-		-		-

	2,570		2,366		5,266		4,648

Earnings per share:

Basic and diluted	0.09		0.08		0.18		0.16

Weighted average shares outstanding	29,756,000		29,756,000		29,756,000		29,756,000

Condensed Consolidated Balance Sheets (Unaudited)
As of December 31, 2006 and September 30, 2007

	As of September 30, 2007		As of December 31, 2006
ASSETS	US$000	$	US$000
Current assets
Cash and cash equivalents	2,519		2,421
Accounts receivable, net of allowance for doubtful accounts of US$Nil (2006: US$230,000)	46,741		31,425
Inventories, net	4		1,230
Trade deposit paid, net	9,521		8,989
Advance to third party	-		288
Other current assets	106		86
Pledged deposit	1,128		1,128

Total current assets	60,019		45,567

Property, plant and equipment, net	393		320

Total assets	60,412		45,887

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Short-term bank loans	8,571		6,268
Accounts payable	13,760		10,964
Accrued expenses and other accrued liabilities	6,610		4,444
Trade deposits received	1,000		251
Due to directors	325		330
Due to a stockholder	132		-
Provision for warranty	115		53
Tax payables	2,350		1,294

Total current liabilities	32,863		23,604

Stockholders’ equity
Preferred stock, US$0.001 par value: Authorized: 100,000,000 shares, no shares issued	-		-
Common stock and paid-in capital, US$0.001 par value: Authorized: 100,000,000 shares
Issued and outstanding: 29,756,000 shares as of September 30, 2007 and as of December 31, 2006	30		30
Additional paid-in capital	2,484		2,484
Dedicated reserves	1,042		1,042
Other comprehensive income	975		975
Retained earnings	23,018		17,752

Total stockholders’ equity	27,549		22,283

Total liabilities and stockholders’ equity	60,412		45,887